Exhibit 1.01

SEPARATION AND RELEASE AGREEMENT

This separation and release agreement (the “Agreement”) is entered into as of the 27th day of October, 2005, by and among Isolagen, Inc. (“Isolagen”), Isolagen Technologies, Inc. (“Isolagen Technologies” and, together with all other subsidiaries of Isolagen, the “Company”), and Frank DeLape (the “Individual”).

W I T N E S S E T H :

WHEREAS, the Individual was previously employed by Isolagen as its Interim Chief Executive Officer, from which position the Individual resigned on October 3, 2005; and

WHEREAS, the Individual continues to serve Isolagen as its Chairman of the Board of Directors; and

WHEREAS, differences of opinion have arisen between the Company and the Individual with respect to the Individual’s continued employment with the Company; and

WHEREAS, the Individual and the Company desire to provide for the Individual’s resignation from the Board of Directors, the termination of his employment agreement with Isolagen Technologies and his separation from the Company;

WHEREAS, the parties desire to settle amicably the terms of the Individual’s separation from the Company; and

WHEREAS, the Individual and the Company wish to enter into this Agreement setting forth the terms and conditions of his separation from the Company and to terminate, nullify and supersede all prior arrangements amongst the parties with respect to this matter.

                NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Resignation from Employment and Chairmanship.  Effective October 27, 2005 (the “Resignation Date”), the Individual has resigned (i) from his employment with Isolagen, (ii) as Chairman of the Board of Directors of Isolagen, (iii) as a member of the Board of Directors of Isolagen, and (iv) as a director, officer and employee of each and every wholly-owned or partially owned subsidiary of Isolagen.  The parties hereto waive any advance notice requirements that may be applicable under any and all agreements between and among the Individual and the Company to any termination of the Individual’s employment.  Without limiting the generality of the foregoing, the resignation expressly includes resigning from the positions set forth on Exhibit A attached hereto.

2.             Separation Payment.  Isolagen will pay the Individual $210,000, in total, less any and all applicable taxes and other withholdings as consideration for entering into this Agreement.  Such separation payments will be paid to the Individual in two parts:  (a) equal installments totaling $126,000 via direct deposit on the regular payroll dates for Isolagen Technologies employees beginning on Isolagen’s next payroll date and ending on March 15, 2006 and (b) a lump sum of $84,000 on March 15, 2006, in each case, less all applicable taxes and other withholdings.

3.             Compensation Through Resignation Date.  The amount set forth under Section 2 includes the Individual’s base salary through the Resignation Date, and no additional amounts shall be payable therefor.  The Individual will not be entitled to any bonus, pro rata or otherwise, that has not been already paid to the Individual.

4.             No Further Company Benefits.  The Individual will not be entitled to participate in any employee or fringe benefit plan of the Company for any period after the Resignation Date.  Notwithstanding the foregoing, the Individual may elect continuation of coverage under the Company’s health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the terms of such plan.

5.             Stock Options.  The options to purchase 400,000 shares of Isolagen Common Stock, par value $.001 per share (“Common Stock”) under the 2005 employment agreement referred to on Exhibit B will be deemed terminated and will be null and void and have no force or effect.  All other options to purchase shares of Common Stock granted to the Individual that remain outstanding as of the Resignation Date will be vested and exercisable or forfeited in accordance with the terms and conditions set forth in the underlying stock option plans, grants and agreements (including under the 2003 employment agreement referred to in Section 21 and such Section 21 shall not terminate, void or rescind the option grant thereunder), copies of which are attached hereto at Exhibit B.  For the avoidance of doubt, the Individual and the Company agree that the description of such outstanding options, including without limitation the number of shares, exercise price, vested status, forfeiture status and exercise periods for each such option, are accurately set forth in Exhibit B hereto.

6.             Business Expenses.  The Individual will not be entitled to any further business expense reimbursements from the Company, irrespective of whether the Individual has already incurred the expense or submitted an expense reimbursement request to the Company (other than as provided for under Sections 13 and 30, and nothing herein in any way limits, terminates or modifies the Individual’s rights or the Company’s obligations thereunder).

7.             Acknowledgement.  The Individual acknowledges that the only compensation and benefits to which he will be entitled from the Company are set forth in this Agreement.  The Individual further acknowledges that he is not entitled to any other compensation from the Company, whether under the Employment Agreements or otherwise.  Nothing herein shall limit, restrict, terminate or modify the Individual’s right to monies under Sections 13 and 30, or rights with respect to options under Section 5 (and further described on Exhibit B).

8.             General Releases.  In consideration of the commitments made by the Company under this Agreement, and the release of the Individual from Claims (as defined below) set forth in this Section 8, the Individual will execute the general release attached hereto as Exhibit C.

In addition, Isolagen and Isolagen Technologies, for themselves and on behalf of the Company, irrevocably, unconditionally, fully, and forever release and discharge the Individual, together with his heirs, executors, administrators, attorneys, personal representatives, family members, successors, and assigns (collectively, the “Individual Release Parties”), from any and all manner of claims, claims for relief, demands, proceedings, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, losses, actions, and causes of action, of any kind or description whatsoever, known or unknown, contingent or accrued (“Claims”), that Isolagen, Isolagen Technologies and their agents, subsidiaries and affiliates (collectively, the “Isolagen Parties”) now have, have had or may have against any Individual Released Party of any kind with respect to any cause, matter, fact, circumstance, event, agreement, or otherwise arising out of, relating to or resulting from the breach or alleged breach of any representation or warranty by the Individual in the Employment Agreements, the breach or alleged breach of any fiduciary duty of disclosure owed by the Individual to the Company or its Board of Directors in connection with the negotiation, execution and/or authorization of the Employment Agreements, or any further obligation otherwise owing under the Employment Agreements following the execution of this Agreement  (the “Released Matters”).  It is understood that nothing herein is to be construed as an admission on behalf of the Individual Release Parties of any wrongdoing with respect to the Isolagen Parties or under the Employment Agreements, any such wrongdoing being expressly denied by the Individual Release Parties.

The Isolagen Parties affirm that they have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on their behalf, any Claim, against the Individual Release Parties before any federal, state, or local agency, court, or other body (including arbitral bodies) relating to the Released Matters.

9.             Restrictive Covenants.

                (a)           Non-Competition.  Until July 31, 2006 (so long as Isolagen is making the payments required under Section 2), the Individual will not, within any state in which the Company is duly qualified to do business, or in any state in which the Company is then providing services or marketing its services (or engaged in active discussions to provide such services), or within a one hundred (100) mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes with the business of the Company (unless the Board of Directors of Isolagen authorizes such activity and the Company consents thereto in writing).  Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will not be prohibited by this Section 9(a). For purposes of this Agreement, business of the Company shall mean the development and commercialization of autologous fibroblast system technology for application in, among other therapies, dermatology, surgical and post-traumatic scarring, skin ulcers, cosmetic surgery, periodontal disease, reconstructive dentistry, vocal chord injuries, urinary incontinence, and digestive and gastroenterological disorders and other applications relating to the market for autologous fibroblast or UMC cells and the five derivative cell lines: osteoblast, chondroblast, fibroblast, adipocyte, and neutroectoderm. At the option of the individual and so long as the Individual shall have executed the general release attached hereto as Exhibit A, the Individual’s obligations under this Section 9(a) shall be suspended during any period in which the Company fails to pay him the separation payments required to be paid to him pursuant to this Agreement.

                (b)           No-Hire and Non-Solicitation.  For 18 months after the Effective Date, the Individual will not (a) knowingly directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ, (b) knowingly directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Isolagen Board of Directors shall have authorized such employment and Isolagen shall have consented thereto in writing) or (c) knowingly induce or attempt to induce any customer, supplier, distributor, licensee or licensor of the Company to cease doing business with the Company. The provisions of this Section 9(b) will not apply to the Individual’s solicitation or hire for employment of Belinda Long.

10.           Intellectual Property.  The Individual warrants and represents that, during his employment with the Company, he has not made any “Inventions” (as defined below) that relate to the Company or its business, and that he has not already assigned to the Company in writing (previously or as provided below) or that are not already owned by the Company by operation of law.  The Individual understands that all copyrightable Inventions that he made during his employment with the Company that relate to the Company or its business are “works made for hire” within the definition of the Copyright Act and are the property of the Company (to the greatest extent permitted by applicable law).  To the extent that any Inventions that the Individual made during the Individual’s employment with the Company that relate to the Company or its business are not owned by the Company by operation of law, the Individual hereby assigns to the Company all of his right, title and interest in and to such Inventions, including without limitation all patent, copyright, trade secret and other intellectual property rights.  The Individual agrees to take all actions reasonably requested by the Company, including without limitation signing assignments and other documents, to confirm, record and defend the Company’s sole ownership of such Inventions and to give effect to the foregoing provisions, all at the Company’s sole cost and expense.  “Inventions” means inventions, product improvements, new products and processes, patents, copyrights, trade secrets, trademarks, software, and works of authorship, and all files and records related thereto, relating to the business of the Company.

11.           Confidential Information.  The Individual acknowledges that, during his employment with the Company, the Individual was privy to all types of information that the Company considers proprietary and/or confidential (“Confidential Information”).  Such Confidential Information includes, without limitation: marketing practices, pricing practices, profit margins, design specifications, analytical techniques, trade secrets, technical information, operation plans and techniques; customer lists and contact information; customer preferences; product, services, and supply costs; financial information; distributor information and costs; business plans and strategies; business contract terms and practices; trade secrets; and other intellectual property; in each case belonging to the Company. Confidential information shall not include (i) any information that is or becomes readily available in the public domain, (ii) any information that comes into possession of the Individual from a third party (so long as the party providing such information to the Individual is not in breach of any confidential obligation) or (iii) is revealed or disclosed as part of or resulting from any court or other legal proceeding.  The Individual acknowledges that the Confidential Information is important to the Company and its business, and the need for the Company to keep such information confidential.  Consequently, the Individual will hold in the strictest of confidence, and not use, permit others to use, reproduce, or otherwise disclose to any third party, the Confidential Information (as long as such information remains proprietary and/or confidential) for a period of five years from the date of this Agreement.  The Individual represents and warrants that he has returned to the Company all copies of all Confidential Information that were in his possession.

12.           Non-Disparagement.  The Individual will not (i) disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Company (including the Company’s officers, directors or employees, stockholders (in their capacity as such) or subsidiaries) (collectively the “Company Parties”), whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.

Similarly, the Company will not disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Individual Release Parties, whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.  Isolagen will provide a copy of this non-disparagement provision to its directors and executive officers.

Notwithstanding anything in this Section 12, neither the Individual nor the Company will be prevented from making statements required by law or that such person is advised by counsel should be made or is appropriate to make in any proceeding to which such person is a party and which such person believes is truthful and is supportable by evidence, including complying with any court order, subpoena, or government investigation, or from complying with the requirements of any applicable law or common law duty.

13.           Cooperation.  (a) If deemed necessary by Isolagen, on advice of counsel, the Individual will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending, expected or future action, proceeding, internal investigation, governmental or regulatory investigation or inquiry (including without limitation the Securities and Exchange Commission (“SEC”) or the American Stock Exchange(“AMEX”)), civil or administrative proceeding, arbitration, or litigation or audit involving the Company or any of its affiliates (for example, the class action and derivative actions currently pending against the Company) with respect to the time during which Individual was an employee, officer or director of Isolagen and Isolagen Technologies and relating to the Individual’s responsibilities or activities as an employee of either of them, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which the Individual is called to testify, and the Individual will promptly respond to all reasonable requests by the Company relating to information that may be in the Individual’s possession or under his control but not to the extent he has returned such information to the Company pursuant to Section 14.  This obligation will exist regardless of whether the Company or any of its affiliates is named as a party to any action, proceeding, investigation, arbitration, or litigation.  The Individual will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this Section 13 at the Company’s cost and expense.  Isolagen will promptly reimburse the Individual for any reasonable out-of-pocket and travel expenses incurred by him in connection with the fulfillment of his obligations under this Section 13, provided that expenses in excess of $2,000 must be approved by Isolagen, in writing, prior to the Individual incurring the expense.  It is agreed that (i) Isolagen will provide the Individual with reasonable advance notice regarding these activities, and (ii) any requests made hereunder by Isolagen will be made in good faith and will not unreasonably interfere with the Individual’s duties to any subsequent employer or his other business interests.  The Individual shall have no obligation hereunder if the Company refuses to or fails to reimburse the Individual without reasonable basis within 30 days of providing receipts to the Company.  Without limiting the generality of the foregoing, the Individual will, at the written request of Isolagen, render such certifications required for any period in which the Individual was a director or officer of the Company as may be required by the independent auditors or accountants of the Company, under applicable law or under the rules of the SEC or AMEX or under the standards, customs or practices of such independent auditors or accountants.

14.           Return of Company Property.  Within 10 days of the effectiveness of this Agreement, the Individual will deliver to the Chief Financial Officer of Isolagen (or pursuant to the written directions of the Chief Financial Officer of Isolagen approved by the Chief Executive Officer of Isolagen), and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company, including, without limitation, computer hardware and software, electronic equipment, keys and identification cards, records, data, files, customer and client lists or information, notes, reports, correspondence, financial information, other documents, and confidential and/or proprietary information, including any and all copies of the foregoing and both paper and electronically-stored copies of the foregoing (the “Company Items”).  Notwithstanding the above, the parties agree that the equipment listed on Exhibit D is the only equipment in the Individual’s possession that he must return to the Company.  Notwithstanding anything in this Agreement to the contrary, nothing in this shall preclude or prevent the Individual from answering or defending any claim (including through counter-claims or cross-claims) against him.

15.           Disclosure of this Agreement.  The parties acknowledge that this Agreement will be made public by Isolagen filing a Form 8-K with the SEC no later than four business days following its execution by all of the Individual, Isolagen and Isolagen Technologies.

16.           Standstill and Lock-Up Agreement.  The Individual acknowledges and agrees to be bound by the covenants and terms and conditions set forth in Exhibit E hereto.

17.           Judicial Modification.  The parties hereto agree that the provisions of this Agreement are severable and that it is the intent of the parties hereto that the restrictions contained in this Agreement be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought.  If any of the restrictions contained in this Agreement are for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restrictions will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law.  If any of the restrictions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restrictions will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restrictions had never been contained in this Agreement.

18.           Injunctive, Equitable and Other Relief.  Each party acknowledges that the remedy at law for its breach of any provisions of this Agreement may be inadequate, and that the damages flowing from such breach may not be susceptible to being measured in monetary terms.  Accordingly, upon a violation of any part of this Agreement, each party will be entitled to apply for immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  Nothing in this Section 18 will be deemed to limit a party’s remedies at law or in equity that may be pursued or availed of by it for any breach by the other parties of any part of this Agreement.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, in addition to any other legal or equitable remedy it may have, in the event of a breach of this Agreement by the Individual (including without limitation the covenants set forth in Sections 9 through 16 of this Agreement), Isolagen shall receive liquidated damages from the Individual in the gross dollar amount of the separation pay paid by Isolagen to the Individual and shall further be entitled to recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such breach.

19.           Effectiveness of this Agreement.  This Agreement will not become effective until signed by all parties and thereafter only on the “Release Effective Date” (as defined in the general release attached hereto as Exhibit A).

20.           Forum Selection.  Any dispute or controversy under or related to this Agreement will be resolved in the state courts of Delaware, and the parties hereto submit to the personal jurisdiction of such courts.  Claims may also be brought in federal or state courts in Delaware.  Notwithstanding the foregoing, an action by the Company to enforce the restrictions and/or obligations contained in Sections 9 through 16 above may be brought by the Company within any court having proper jurisdiction.

21.           Entire Agreement.  This Agreement contains the entire agreement between the Individual and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, whether formal or informal, oral or written, between the Company and the Individual with respect to the subject matter of this Agreement, including without limitation the employment agreements (therein so called) between Individual and Isolagen Technologies dated as of September 5, 2003 and June 8, 2005 (collectively, the “Employment Agreements”).  For the avoidance of doubt, the Employment Agreements are declared null and void, and, in any event, is terminated by this Agreement; provided, however, such termination shall in no way affect, limit or terminate the Individual’s right to be indemnified as provided under the Employment Agreements.  Further, this Agreement does not terminate, restrict or limit the Individual’s rights or the Company’s obligations with respect to the stock options and related stock option agreement, set forth on Exhibit B, which agreements remain in full force and effect notwithstanding the Individual ceasing to be an employee, officer or director of the Company or the entering into of this Agreement (including the waivers and releases herein and in Exhibit C).

22.           Waiver.  No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.  Any waiver hereunder must be in writing and signed by the party granting such waiver.

23.           Successors and Assigns.  This Agreement, and the rights and obligations of the Individual and the Company under this Agreement, will inure to the benefit of, and will be binding upon, the Individual and his heirs, and the Company and its successors and assigns.  This Agreement, and the rights and obligations under this Agreement, may not be assigned by the Individual, Isolagen or Isolagen Technologies (including by operation of law).  This Agreement is not made for the benefit of any person, firm, corporation or other entity or individual, other than the parties hereto, the Released Parties (as defined in Exhibit A), the Individual Released Parties and the Isolagen Parties.

24.           Notices.  All notices required by this Agreement will be in writing, and will be deemed to have been duly delivered when delivered in person, when mailed via certified mail, return receipt requested, when mailed via recognized overnight courier (e.g., FedEx), or one business day after being sent via confirmed facsimile or e-mail as follows:

If to the Individual:

Mr. Frank DeLape
700 Gemini
Houston, TX 77058
Phone:  281-488-3883
Facsimile:  281-488-5353
E-mail:  frank@bmeg.com

With a copy to:

Jonathan B. Newton
Baker & McKenzie
711 Louisiana Street, Suite 3400
Houston, Texas 77002
Phone:  713-427-5018
Facsimile:  713 427-5099
E-mail:  jonathan.b.newton@bakernet.com

If to the Company:

Isolagen Technologies, Inc.
405 Eagleview Boulevard
Exton, PA  19341
Attention:  Chief Executive Officer
Phone:       484 713-6000
Facsimile:  484 713-6001
E-mail:  sciallella@isolagen.com

With a copy to:

Marjorie M. Glover
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Phone:  212 408-1016
Facsimile:  212 603-1640
E-mail:  mglover@chadbourne.com

or to such other address as a party hereto specifies in writing in accordance with this Section 24.

26.           No Representations or Other Inducements.  Each of the Individual, Isolagen and Isolagen Technologies acknowledges that the other has made no representations or warranties to the Individual, Isolagen or Isolagen Technologies, as applicable, concerning the terms, enforceability, or implications of this Agreement and that none has provided any inducement for the other to execute this Agreement other than the consideration referred to herein.

27.           Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of laws principles.

28.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement.

                29.           Acknowledgement; Representations.  The Individual and each of Isolagen and Isolagen Technologies represent and warrant that (a) he and it have carefully read and fully understand the terms of this Agreement, (b) he and it have had the benefit of advice and assistance of counsel with respect to the terms and conditions of this Agreement, or have voluntarily decided to forego the right to seek such advice and assistance, and (c) he and it knowingly and voluntarily, of his and its own free will and without any duress, and after due deliberation, accept the terms and conditions of this Agreement and sign the same as his and its own free act for the purpose of making full compromise and settlement of all claims.  Each of Isolagen and Isolagen Technologies hereby represents and warrants to the Individual that (i) the execution, delivery and performance of this Agreement by it have been approved by all necessary corporate and Board of Directors action, and do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of it, enforceable in accordance with its terms.

                30.           Indemnification.  Notwithstanding anything to the contrary in this Agreement (including Exhibit C), nothing in this Agreement is intended to terminate, diminish, limit, restrict or otherwise alter or modify any and all rights to indemnity, defense, payment or reimbursement of costs or expenses to which the Individual is entitled to under the laws of the State of Delaware, the Certificate of Incorporation and Bylaws of Isolagen (and any of its subsidiaries), and nothing in this Agreement shall be construed as a waiver of or release by the Individual of any such rights.  In furtherance of and in addition to any such rights, the Company will indemnify (and advance the costs of defense of) the Individual (and his legal representatives), defend and hold harmless to the fullest extent permitted by the laws of the state in which Isolagen is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of Isolagen, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Individual, and the Individual shall be entitled to the protection of any insurance policies the Company has or may elect to maintain generally for the benefit of its employees, officers, agents and directors, against any and all manner of action, including without limitation suits, causes of action, proceedings, judgments, damages, claims, liabilities, costs, charges and expenses whatsoever incurred or sustained by him, his legal representatives or successors in connection with any such action, suit, proceeding (or otherwise as described above) to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an employee, officer, agent or director of Isolagen or any of its subsidiaries except that Isolagen shall have no obligation to indemnify the Individual for liabilities resulting from conduct of the Individual with respect to which a court of competent jurisdiction has made a final non-appealable determination that the Individual would not, by law, be entitled to indemnity. This provision is expressly intended to apply without limitation to any current suits or proceedings to which the Company, its officers or directors are a party or named defendants (including those described in Section 13).

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

ISOLAGEN, INC.

By:	/s/ Ralph De Martino
Name: Ralph De Martino
Title: Lead Independent Director (Pursuant to Board Resolution)

ISOLAGEN TECHNOLOGIES, INC.

By:	/s/ Susan Ciallella
Name: Susan Ciallella
Title: Isolagen Technologies, Inc., President

INDIVIDUAL

/s/ Frank DeLape
FRANK DELAPE

EXHIBIT A — LIST OF POSITIONS WITH SUBSIDIARIES

Isolagen Technologies, Inc. (Delaware).  Director.

Isolagen International SA (Switzerland).  Director and officer.

Isolagen Europe Limited (England & Wales).  Director and officer.

EXHIBIT B — STOCK OPTIONS

Title of Security	Date of Option Grant	Option Shares	Options Outstanding on Resignation Date	Options Vested on Resignation Date	Options Forfeited on Resignation Date	Exercisable Period for Vested Options	Exercise Price of Options
Non-Qualified Stock Option issued in connection with the American Financial Holding, Inc. Non-Qualified Stock Option Agreement	09/01/2001	650,000	650,000	650,000	0	2 years after Resignation Date as to all shares vested at Resignation Date	$6.00
Non Qualified Stock Option issued in connection with the Isolagen, Inc. Non-Qualified Stock Option Agreement	02/25/2003	400,000	400,000	400,000	0	5 years after Resignation Date as to all shares vested at Resignation Date	$4.50
Non-Qualified Stock Option issued in connection with the executive Employment Agreement, dated as of September 5, 2003, by and between the Company and Frank DeLape	09/05/2003	300,000	300,000	150,000	150,000	3 years following Resignation Date as to all shares vested at Resignation Date	$9.81
Non-Qualified Stock Option issued in connection with the Amended and Restated Employment Agreement, dated as of June 8, 2005, by and between the Company and Frank DeLape	06/08/2005	400,000	400,000	0	400,000	N/A All options are forfeited at Resignation Date	N/A

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EXHIBIT C — GENERAL RELEASE

FOR AND IN CONSIDERATION OF the Agreement to which this General Release is attached, I, Frank DeLape, agree, on behalf of myself and my heirs, executors, administrators, and assigns, to release and discharge Isolagen, Inc. and Isolagen Technologies, Inc. and their respective subsidiaries (collectively, the “Company”), and their respective current and former officers, directors, employees and stockholders (in their capacity as officers, directors employees or stockholders of the Company), divisions, counsel, successors, and assigns (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) that I and my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment by the Company and the cessation, termination and resignation thereof, my employment agreements with Isolagen Technologies, Inc. (dated September 5, 2003 and June 8, 2005, respectively), my service as director for the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Texas Commission on Human Rights Act (and any successor title), as amended, Texas Labor Code Ann. §§ 21.001 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties (a) at any time with respect to the Company’s and its affiliates’ indemnity obligations to me (including under Section 29) or (b) from any Losses arising under the ADEA that arise after the date on which I execute this General Release.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied by the Released Parties.

I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have voluntarily decided not to seek such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign the same as my own free act.  I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment, my service as a director of the Company and Chairman of the board of directors of the Company, my employment agreements, and/or the cessation thereof other than with respect to the Company’s indemnity obligations to me (including under Section 29).

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I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment and/or the cessation thereof (other than, if applicable, the Company’s and its affiliates’ indemnity obligations to me, including under Section 29, and agree, to the maximum extent permitted by law, not to participate voluntarily in such a proceeding.  However, nothing in this General Release will preclude or prevent me from filing a claim with the EEOC that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

I acknowledge that I have twenty-one days in which to consider whether to execute this General Release, but hereby waive such period to the fullest extent permitted by law.  I understand that I have the right to seek legal counsel.  I understand that upon my execution of this General Release, I will have seven days after such execution in which I may revoke my execution of this General Release.  In the event of revocation, I must deliver written notice of such revocation to the Interim Chief Executive Officer and General Counsel of Isolagen, Inc. at 405 Eagleview Boulevard, Exton, PA  19341 (facsimile:  484 713-6001).  I understand that the notice of revocation must be received at this address or fax number within such seven-day period.  If seven days pass without receipt of such written notice of revocation as provided herein, then this General Release will become binding and effective on the eighth day (the “Release Effective Date”) without any further action by me or any Released Party.

This General Release will be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles.

Frank DeLape		Date

STATE OF TEXAS	)
: ss.:
COUNTY OF))

On the ___ day of _______________ in the year 2005, before me, the undersigned, personally appeared FRANK DELAPE, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public

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EXHIBIT D - LIST OF EQUIPMENT

1.               Oki 7200 Color Printer

2.               Oki 5300 Color Printer

3.               Oki 14e Black & White Printer

4.               Sony Z1RA Laptop

5.               Dell Desktop (small version)

6.               2 Dell 17” inch flat panel monitors

7.               1 Dell 15” inch flat panel monitor

8.               Canon fax, scanner

EXHIBIT E — STANDSTILL AGREEMENT

SECTION 1.         CERTAIN DEFINITIONS.  For purposes of this Exhibit E, the following terms shall have the following respective meanings.  Any capitalized term not defined in this Exhibit E shall have the meaning ascribed to such term in the Separation and Release Agreement dated October 27, 2005 among Isolagen, Isolagen Technologies and the Individual (the “Agreement”) to which this Exhibit E is attached.

(a)           “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           “Capital Stock” means any class or series of the capital stock of Isolagen, whether voting or non-voting.

(c)           “Common Stock” means the common stock, par value $.001 per share, of Isolagen.

(d)           “Release Effective Date” shall have the meaning set forth in Section 19 of the Agreement.

(e)           “Family Member” means Individual’s (i) spouse, (ii) children and grandchildren or children and grandchildren of the spouse of Individual, (iii) parents, (iv) siblings, (v) mother-, father-, sister- and brother-in-law.  Family Member also includes (A) each trust or similar arrangement under or pursuant to which Individual or any other individuals referred to in the preceding sentence’s clauses (i) through (v) is a trustee (or similar official) or a direct or indirect beneficiary and (B) each Person in which any Person (or group of Persons) referred to in the preceding sentence’s clauses (i) through (v) directly or indirectly owns beneficially or of record at least five percent (5%) of the outstanding voting stock or other equity interest.

(f)            “Individual” means Frank DeLape.

(g)           “Person” means any individual, corporation, partnership (limited or general), limited liability company, trust, joint venture, association or other entity.

(h)           “SEC” means the United States Securities and Exchange Commission.

(i)            “Shareholder Group” means Individual, together with his respective affiliates (i.e., a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Individual) and associates (as such term is defined in Rule 14a-1(a) under the Exchange Act) and any other Person with whom any of the foregoing acts with as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of, or voting or otherwise granting any consent or approval with respect to the votes or similar rights attendant to, any securities of Isolagen.  For the purposes of the foregoing, all Family Members of Individual shall be deemed to be members of the Shareholder Group.

(j)            “Standstill Period” shall have the meaning set forth in Section 2 below.

(k)           “Termination Date” shall mean July 31, 2006.

(l)            As used herein, the term “vote” shall also include the giving of written consents or written approvals.

SECTION 2.         STANDSTILL AGREEMENT.

(a)           Standstill.  At no time during the Standstill Period (as hereinafter defined) (so long as Isolagen and Isolagen Technologies are making the payments required by the Agreement) shall Individual (except with the approval or consent of the Board as evidenced by a resolution duly adopted by the Board), in any manner, directly or indirectly, do, or cause or permit any Person controlled by Individual to do, any of the following:

(i)            solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents with respect to securities of Isolagen with regard to any matter;

(ii)           seek to advise, encourage or influence any Person with respect to the voting of any securities of Isolagen, or induce, attempt to induce or in any manner assist any other Person in initiating any stockholder proposal or tender or exchange offer for securities of Isolagen or any change of control of Isolagen, or for the purpose of convening a stockholders’ meeting of Isolagen; provided, however, that Individual may tender his Capital Stock in any such tender or exchange;

(iii)          acquire or agree to acquire, by purchase or otherwise, any class of equity securities of any entity that is publicly disclosed (by filing with the SEC or otherwise), or is otherwise known, to be the beneficial owner of more than 5% of the outstanding Capital Stock or any class or series thereof if, upon consummation of such acquisition, Individual or the Shareholder Group would (in the aggregate) own more than 5% of any class of equity securities of such entity;

(iv)          effect or seek to effect or make any offer or proposal or any public announcement relating to a tender or exchange offer for securities of Isolagen or any of its subsidiaries or a merger, business combination (or other similar transaction that would result in a change of “control,” as defined in Rule 405 of the Securities Act of 1933), sale of assets, recapitalization, restructuring, liquidation, dissolution, consolidation or other extraordinary corporate transaction between Individual or the Shareholder Group and Isolagen or any subsidiary of Isolagen;

(v)           deposit any Capital Stock of Isolagen in a voting trust or subject any Capital Stock of Isolagen to any arrangement or agreement with respect to the voting of securities of Isolagen (other than with a Family Member or a trust controlled by the Individual);

(vi)          take any action which would require Isolagen to make a public announcement regarding the types of matters set forth in clauses (i) through (v) of this Section 2(a);

(vii)         form, join or in any way participate in a partnership, limited partnership, syndicate or other group, for the purpose of (A) acquiring, holding or voting or disposing of securities of Isolagen, or (B) taking any other actions restricted or prohibited under clauses (i) through (vi) of this Section 2(a);

(viii)        participate with, advise, assist, encourage or enter into any discussions, negotiations, arrangements or understandings with any person or entity with respect to any of the foregoing; or

(ix)           disclose any intention with respect to any of the foregoing; provided, however, nothing in this Exhibit E is intended to prohibit Individual from voting his shares of Capital Stock at meetings of the stockholders of Isolagen (including through consents) or selling his shares of Capital Stock in the open market as permitted by law, as long as he continues to abide by the restrictions of this Section 2(a).

(b)           Permitted Transactions.

(i)            The restrictions contained in Section 2(a) above shall immediately and automatically be suspended upon the occurrence, and during (but only during) the continuation, of any of the following events, unless the relevant event occurs with the consent or approval of the Board of Directors of Isolagen:  (A) the filing with the SEC of a Schedule 13D (or any successor filing) by any Person (other than any member of the Shareholder Group) or group (other than the Shareholder Group or any group that contains among its members one or more members of the Shareholder Group) indicating that such Person or group has acquired thirty percent (30%) or more of the outstanding shares of Common Stock, which Schedule 13D expresses intention or possible intention of the filing party to assume control of Isolagen, whether by tender offer, merger, proxy contest or otherwise (provided that the foregoing shall no longer suspend such restrictions if a subsequent filing is made by such Person or group with the SEC indicating that such Person or group ceases to own at least thirty percent (30%) of the outstanding shares of Common Stock or such Person or group subsequently makes a public announcement to the effect that such Person or group no longer has an intention or possible intention to assume control of Isolagen, whether by tender offer, merger, proxy contest or otherwise); (B) the commencement of a tender offer by any Person (other than any member of the Shareholder Group) or group (other than the Shareholder Group or any group that contains among its members one or more members of the Shareholder Group) to acquire thirty percent (30%)

or more of the outstanding shares of Capital Stock (provided that the foregoing shall no longer suspend such restrictions after a subsequent filing is made by such Person or group with the SEC indicating that such Person or group ceases to own at least thirty percent (30%) of the outstanding shares of Common Stock or such tender offer is terminated without such Person or group acquiring thirty percent (30%) or more of the outstanding shares of Common Stock); or (C) the solicitation of proxies by any Person (other than Isolagen or any member of the Shareholder Group) or group (other than the Shareholder Group or any group that contains among its members one or more members of the Shareholder Group) to which Rules 14a-3 to 14a-15 under the Exchange Act (or any successor rules) apply, which proxies are intended to effect a change in the majority of members of the Board (provided that the foregoing shall no longer suspend such restrictions after such solicitation is withdrawn, terminated or otherwise completed).

(ii)           As used in this Agreement, “Standstill Period” means the period from the date hereof through the Termination Date.